Exhibit (d)(17)

FORM OF

EXHIBIT T

to the

Investment Advisory Contract

Marshall Ultra Short Tax-Free Fund

For all services rendered by Adviser hereunder, the above-named Portfolio of the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee calculated by applying the applicable annual rate to the average daily net assets of the Fund as set forth below.

Annual Rate

on the first $2 billion	on the next $2 billion	on the next $2 billion	on the next $2 billion	in excess of $8 billion
0.200%	0.185%	0.170%	0.155%	0.140%

The advisory fee shall accrue daily at the rate of  1/365th of the appropriate annual rate applied to the daily net assets of the Portfolio.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this              day of                             , 2009.

M&I Investment Management Corp.

By:
Name:	Timothy M. Bonin
Title:	Vice President

Marshall Funds, Inc.

By:
Name:	John M. Blaser
Title:	President